EXHIBIT 10.2

The Company has an oral agreement with Genepharm Inc. to manufacture three types of cosmetic products for the Company.  Genepharm, Inc. owns the formulations for the products. Genepharm manufactures the products and packs them with E-World USA designed packaging under an oral agreement with the Company. The Company is authorized by to sell the products worldwide under the E-World brand name with infringing any rights of Genepharm, Inc.

There is no formal agreement on all the payment and purchase terms. We basically agree to purchase from them. Each payment and pricing is determined when we make an order from them.